Friedman's The Value Leader Since 1920 171 Crossroads Parkway • Savannah, Georgia 31422 PO Box 8025 Savannah, Georgia 31412 (912) 233-9333 • (800) 545-9033

For Immediate Release

Contact: Jane D'Arcy Trion Communications (401) 453-3100 ext. 104 jdarcy@trioncom.com

FRIEDMAN'S EMBARKS ON FINANCIAL RESTRUCTURING --- Enters Into $60 Million "Tranche B" Commitment Letter --- Discusses Current Financial Status

SAVANNAH, GA (August 5, 2004) – Friedman’s Inc. (OTC non-BB: FRDM), the Value Leader in fine jewelry retailing, today announced that it has entered into a commitment letter with Farallon Capital Management, L.L.C. (“Farallon”), an affiliate of one of the lenders under the Company’s existing secured credit facility, which could provide as much as $25 to $30 million of additional availability to the Company under its credit facility. The commitment is subject to the satisfaction of numerous conditions, including the approval of the lenders under the Company’s existing secured credit facility; the satisfactory completion of ongoing due diligence; negotiation and execution of definitive documentation; and the satisfaction of customary closing conditions.

The commitment provides for a new layer of financing as part of a restructuring of Friedman’s senior credit facility, together with a program that requires continued support from Friedman’s vendors over the next year. The extent to which the Company will be able to draw upon the full amount of additional availability will depend upon, among other things, the Company’s ability to enter into vendor support agreements acceptable to the Company and its lenders.

“Since joining the Company six weeks ago I have spoken with our lenders and many of our vendors and other key constituents, and have appreciated the expressions of support toward a financial restructuring; our focus now is to bring this agreement to fruition,” said Friedman’s CEO, Sam Cusano. Mr. Cusano noted that a key aspect of this restructuring effort is vendor support. “Clearly, our vendors have been great partners in the past,” he added. “We now need to obtain our vendors’ firm commitment to help us make this restructuring a success.”

Under the proposed Amended and Restated Credit Facility, a portion of the additional availability would be reserved pending implementation of a vendor support program. At the Company’s request, a group of its largest vendors have organized an informal committee and retained counsel to facilitate the implementation of the Company’s vendor support program, which would involve a restructuring of outstanding amounts owed as well as the restoration of trade terms. The Company has already met with many of its largest vendors and expects these discussions to continue with the assistance of the informal committee.

-more-

The Amended and Restated Credit Facility would provide for total commitments of $135 million comprised of a $75 million senior revolving loan and a $60 million junior term loan. While the amount of the total commitment is notionally less than the $150 million under the current credit facility, the institution of reserves under the existing credit facility has made approximately $40 million of the approximately $124 million of current funding permitted under the borrowing base in the existing credit facility unavailable to the Company. Friedman’s believes that the revised terms and structure of the facility, together with vendor support, should provide adequate liquidity to move forward, assuming that the required agreements with the Company’s lenders and vendors can be reached over the next month or so to provide adequate time to obtain the inventory required for Friedman’s holiday season sales plan.

The Company has deferred most current payments to vendors over the last sixty days and many key vendors have reduced, delayed or suspended merchandise shipments to the Company during that time. The Company’s management is working with its lenders, vendors and other key stakeholders to develop a restructuring plan which includes the proposed refinancing that should provide adequate liquidity for the Company and stabilize operations going forward if completed on a timely basis. However, as there is no assurance that this will occur, and in order to pursue all appropriate paths to maximize the Company’s business value for its stakeholders, the Company may need to consider alternative restructuring scenarios including in the context of a judicial reorganization. While the refinancing commitment letter announced today is the Company’s preferred path to address the Company’s liquidity requirements, these other alternative restructuring alternatives will be explored as necessary on a contingency basis.

Separately, the Company also announced that Peggy Brockschmidt has resigned as a member of the Board of Directors. Chairman Allan Edwards said, ” We appreciate Peggy’s willingness to serve during this transition period while we rebuild our board and our senior management team. We thank her for her service and contributions to the board.”

About Friedman’s

Founded in 1920, Friedman’s Inc. is a leading specialty retailer based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers and regional malls. For more information, go to: www.friedmans.com.

This release has been prepared by Friedman’s.

Farallon provides information about its firm at www.faralloncapital.com.

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, the obtaining of additional financing and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company’s actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements. The forward-looking statements, the Company’s liquidity, capital resources, ability to obtain additional financing and results of operations are subject to a number of risks and uncertainties, including but not limited to, the following: adverse effects from the Company’s delay in paying suppliers and from suppliers not delivering merchandise; the ability of the Company to comply with the terms of its credit facility; the ability of the Company to satisfy all conditions precedent, including due diligence requirements, to any proposed additional financing; the willingness of the Company’s vendors to participate in a vendor support program; potential adverse developments with respect to the Company’s liquidity and/or results of operations; competitive pressures from other retailers; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity; the ability of the Company to achieve the cost savings and operational benefits projected from its planned store closings; the final results of the audit including the review of the calculation of our allowance for doubtful accounts; the results of the SEC and Justice Department investigations; the results of various litigation; the effect of the restatement on our credit facilities, including funding availability thereunder and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risk factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.

###